EXHIBIT 99.1

Loop Industries, Inc.

February 28, 2022

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Loop Industries, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loop Industries, Inc. and its subsidiaries (together, the Company) as of February 28, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, change in stockholders' equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +1 514 876 1502

"PwC" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

F-2

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the Audit Committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Liquidity Assessment

As described in notes 1 and 2 to the consolidated financial statements, the Company's consolidated financial statements have been prepared on a going concern basis, as management believes that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations as they become due for a period of no less than 12 months from the date of issuance of these consolidated financial statements. For the year ended February 28, 2022, the Company incurred a net loss of $44.9 million and net cash used in operating activities was $43.0 million. As of February 28, 2022, the accumulated deficit amounted to $134.6 million. Management evaluates the Company's liquidity to determine if there is substantial doubt about the Company's ability to continue as a going concern. In preparing this liquidity assessment, management applies significant judgment in estimating future cash flow requirements of the Company based on budgets and forecasts, which includes developing assumptions related to (i) estimation of amount and timing of future cash outflows and cash inflows; and (ii) determining what future expenditures are committed and what could be considered discretionary.

The principal considerations for our determination that performing procedures relating to the liquidity assessment is a critical audit matter are the significant judgments made by management in estimating the future cash flow requirements of the Company based on budgets and forecasts and in developing the related assumptions. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to management's liquidity assessment and the development of assumptions included in the estimated future cash flows.

F-3

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management's assessment of whether the Company has sufficient cash resources for a period of no less than 12 months from the date of the issuance of the consolidated financial statements; (ii) testing the completeness and accuracy of the underlying data used in management's estimation of future cash flow requirements; (iii) evaluating the reasonableness of management's assumptions related to the estimation of the amount and timing of future cash outflows and cash inflows; and (iv) determining what future expenditures are committed and what could be considered discretionary. The evaluation of these assumptions considered (i) management's historical accuracy in forecasting cash flows and setting budgets; and (ii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Additionally, these procedures included evaluating the sufficiency of the Company's liquidity disclosure.

PricewaterhouseCoopers LLP[1]

Montréal, Canada
May 26, 2022

[1] CPA auditor, public accountancy permit No. A123498

PricewaterhouseCoopers LLP

Montreal Canada

May 26, 2022

We have served as the Company's auditor since 2017

F-4

Loop Industries, Inc.

Consolidated Balance Sheets

(in United States dollars)

	As at
	February 28, 2022	February 28, 2021

Assets
Current assets
Cash and cash equivalents	$44,061,427	$35,221,951
Sales tax, tax credits and other receivables (Note 3)	1,716,262	1,763,835
Prepaid expenses and deposits (Note 4)	2,965,646	609,782
Assets held for sale (Note 5)	3,389,279	-
Total current assets	52,132,614	37,595,568
Investment in joint venture (Note 10)	380,922	1,500,000
Property, plant and equipment, net (Note 6)	5,692,862	3,513,051
Intangible assets, net (Note 7)	1,013,801	794,894
Total assets	$59,220,199	$43,403,513

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities (Note 9)	$9,846,815	$8,124,865
Current portion of long-term debt (Note 11)	-	938,116
Total current liabilities	9,846,815	9,062,981
Long-term debt (Note 11)	3,378,403	1,516,008
Total liabilities	13,225,218	10,578,989

Stockholders’ Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding (Note 13)	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 47,388,056 shares issued and outstanding (2021 – 42,413,691) (Note 13)	4,740	4,242
Additional paid-in capital	150,396,704	113,662,677
Additional paid-in capital – Warrants (Note 18)	30,272,496	8,826,165
Accumulated deficit	(134,582,926)	(89,661,970)
Accumulated other comprehensive loss	(96,033)	(6,590)
Total stockholders’ equity	45,994,981	32,824,524
Total liabilities and stockholders’ equity	$59,220,199	$43,403,513

Subsequent events (Note 22)

See accompanying notes to the consolidated financial statements.

F-5

Loop Industries, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in United States dollars)

	Years Ended
	February 28, 2022	February 28, 2021
Revenue	$-	$-

Expenses :
Research and development (Notes 14 and 16)	27,736,425	18,687,014
General and administrative (Notes 15 and 16)	12,792,439	11,540,340
Contingency loss for legal settlement (Notes 21 and 22)	2,519,220	-
Loss from equity investment (Note 10)	1,119,078	-
Impairment of assets (Note 6)	-	5,043,119
Depreciation and amortization (Notes 6 and 7)	548,232	775,675
Interest and other financial expenses (Note 18)	154,319	81,996
Interest income	(58,976)	(93,043)
Foreign exchange loss	110,219	309,822
Total expenses	44,920,956	36,344,923

Net loss	(44,920,956)	(36,344,923)

Other comprehensive loss -
Foreign currency translation adjustment	(89,443)	381,859
Comprehensive loss	$(45,010,399)	$(35,963,064)
Net Loss per share
Basic and diluted	$(0.99)	$(0.89)
Weighted average common shares outstanding
Basic and diluted	45,287,885	40,983,752

See accompanying notes to the consolidated financial statements.

F-6

Loop Industries, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended February 28, 2022 and February 28, 2021

(in United States dollars)

	Year ended February 28, 2021
	Common stock par value $0.0001		Preferred stock par value $0.0001		Additional	Additional Paid-in		Accumulated Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Capital - Warrants	Accumulated Deficit	Comprehensive Loss	Stockholders Equity

Balance, February 29, 2020	39,910,774	$3,992	1	$-	$82,379,413	$9,785,799	$(53,317,047)	$(388,449)	$38,463,708

Issuance of common shares for cash, net of share issuance costs (Note 13)	2,087,000	209	-	-	24,996,419	-	-	-	24,996,628
Issuance of shares upon the vesting of restricted stock units (Notes 13 and 16)	225,388	22	-	-	(22)	-	-	-	-
Issuance of shares upon exercise of warrants (Notes 16 and 18)	190,529	19	-	-	2,046,852	(394,245)	-	-	1,652,626
Issuance of warrant for services (Note 18)	-	-	-	-	-	84,442	-	-	84,442
Expiration of warrants (Notes 16 and 18)	-	-	-	-	649,831	(649,831)	-	-	-
Stock options granted for services (Note 16)	-	-	-	-	2,212,078	-	-	-	2,212,078
Restricted stock units granted for services (Note 16)	-	-	-	-	1,378,106	-	-	-	1,378,106
Foreign currency translation	-	-	-	-	-	-	-	381,859	381,859
Net loss	-	-	-	-	-	-	(36,344,923)	-	(36,344,923)

Balance, February 28, 2021	42,413,691	$4,242	1	$-	$113,662,677	$8,826,165	$(89,661,970)	$(6,590)	$32,824,524

See accompanying notes to the consolidated financial statements.

F-7

Loop Industries, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended February 28, 2022 and February 28, 2021 (continued)

(in United States dollars)

	Year ended February 28, 2022
	Common stock par value $0.0001		Preferred stock par value $0.0001		Additional	Additional Paid-in		Accumulated Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Capital - Warrants	Accumulated Deficit	Comprehensive Loss	Stockholders Equity

Balance, February 28, 2021	42,413,691	$4,242	1	$-	$113,662,677	$8,826,165	$(89,661,970)	$(6,590)	$32,824,524

Issuance of common shares for cash, net of share issuance costs (Note 13)	4,714,813	471	-	-	34,587,246	21,461,450	-	-	56,049,167
Issuance of warrants for financing facility (Notes 11 and 18)	-	-	-	-	-	69,323	-	-	69,323
Issuance of shares upon the vesting of restricted stock units (Notes 13 and 16)	231,660	24	-	-	(24)	-	-	-	-
Issuance of shares upon exercise of warrants (Notes 13 and 18)	11,666	1	-	-	84,441	(84,442)	-	-	-
Issuance of shares upon exercise of options (Notes 13 and 16)	16,226	2	-	-	(2)	-	-	-	-
Stock options granted for services (Note 16)	-	-	-	-	549,155	-	-	-	549,155
Restricted stock units granted for services (Note 16)	-	-	-	-	1,513,211	-	-	-	1,513,211
Foreign currency translation								(89,443)	(89,443)
Net loss							(44,920,956)		(44,920,956)

Balance, February 28, 2022	47,388,056	$4,740	1	$-	$150,396,704	$30,272,496	$(134,582,926)	$(96,033)	$45,994,981

See accompanying notes to the consolidated financial statements.

F-8

Loop Industries, Inc.

Consolidated Statements of Cash Flows

(in United States dollars)

	February 28, 2022	February 28, 2021
Cash Flows from Operating Activities
Net loss	$(44,920,956)	$(36,344,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization (Notes 6 and 7)	548,232	775,675
Stock-based compensation (Note 16)	2,062,367	3,674,626
Contingency loss for legal settlement (Note 22)	2,519,220	-
Loss from equity investment (Note 10)	1,119,078	-
Write-down and impairment of assets (Note 6)	-	5,043,120
Accretion, and accrued interest (Note 19)	121,240	76,446
Other, net	-	(32,605)
Changes in operating assets and liabilities:
Valued added tax and tax credits receivable	45,126	(1,034,014)
Prepaid expenses and deposits	(2,389,574)	(449,535)
Accounts payable and accrued liabilities	(2,089,679)	5,800,575
Net cash used in operating activities	(42,984,946)	(22,490,636)

Cash Flows from Investing Activities
Investment in joint venture (Note 10)	-	(650,000)
Additions to property, plant and equipment (Note 6)	(4,815,847)	(1,735,079)
Additions to intangible assets (Note 7)	(294,955)	(592,285)
Net cash used in investing activities	(5,110,802)	(2,977,364)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs (Note 13)	56,049,167	26,649,253
Proceeds from issuance of long-term debt (Note 11)	1,882,790	-
Repayment of long-term debt (Note 11)	(937,156)	(50,585)
Net cash provided by financing activities	56,994,801	26,598,668

Effect of exchange rate changes	(59,577)	373,612
Net change in cash	8,839,476	1,504,280
Cash and cash equivalents, beginning of year	35,221,951	33,717,671
Cash and cash equivalents, end of year	$44,061,427	$35,221,951

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$32,791	$38,157
Interest received	$53,995	$93,043

See accompanying notes to the consolidated financial statements.

F-9

Loop Industries, Inc.

February 28, 2022 and February 28, 2021

Notes to the Consolidated Financial Statements

(in United States dollars except where otherwise indicated)

1. The Company and Basis of Presentation

The Company

Loop Industries, Inc. (the “Company,” “Loop,” “we,” or “our”) is a technology company that owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber to its base building blocks (monomers).  The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber. The Company is currently in the development stage with no revenues.

Basis of presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) and comprise the consolidated financial position and results of operations of Loop Industries, Inc. and its subsidiaries, Loop Innovations, LLC and Loop Canada Inc. All subsidiaries are, either directly or indirectly, wholly-owned subsidiaries of Loop Industries, Inc. (collectively, the “Company”). The Company also owns, through Loop Innovations, LLC, a 50% interest in a joint venture, Indorama Loop Technologies, LLC, which is accounted for under the equity method.

Intercompany balances and transactions are eliminated on consolidation.

The consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the continuing of operations, the realization of assets and the settlement of liabilities in the normal course of business.

2. Summary of Significant Accounting Policies

Liquidity Risk Assessment

From inception to February 28, 2022, the Company has been in the development stage with no revenues, and with its ongoing operations and commercialization plans financed primarily by raising equity. The Company has incurred net losses and negative cash flow from operating activities since its inception and expects to incur additional net losses while it continues to develop and plan for commercialization. As at February 28, 2022, the Company has cash and cash equivalents of $44.06 million. Management actively monitors the Company’s cash resources against the Company’s short-term cash commitments to ensure the Company has sufficient liquidity to fund its costs for at least twelve months from the financial statement issuance date. Management evaluates the Company’s liquidity to determine if there is substantial doubt about the Company’s ability to continue as a going concern. In preparing this liquidity assessment, management applies significant judgment in estimating future cash flow requirements of the Company based on budgets and forecasts, which includes  developing assumptions related to: (i) estimation of amount and timing of future cash outflows and cash inflows and (ii) determining what future expenditures are committed and what could be considered discretionary. Based on this assessment, management believes that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations as they become due for a period of no less than twelve months from the date of issuance of these consolidated financial statements.

The company is currently evaluating financing options to move to the next stage of its strategic development and construct manufacturing plants in Canada, Europe and Asia. Our ability to successfully commercialize our business and generate future revenues depends on whether we can obtain the necessary financing through a combination of the issuance of debt, equity, and/or joint ventures and/or government incentive programs. We have committed a portion of our cash resources for certain long lead equipment in connection with the Bécancour project. We may enter into additional commitments to move the project ahead within our targeted construction timeframes. However, there is no assurance that the Company will be successful in attracting additional funding.  Even if additional financing is available, it may not be available on terms favorable to us. Our failure to secure additional financing on favorable terms when it becomes required would have an adverse effect on our current operation and on our ability to execute our business plan.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include the going concern assessment, estimates for depreciable lives of property, plant and equipment, intangible assets, analysis of impairments of long-lived assets and intangible assets as well as the carrying value of our joint venture investment, assets held for sale, accruals for potential liabilities, assumptions made in calculating the fair value of stock-based compensation and other equity instruments, and the assessment of performance conditions for stock-based compensation awards.

The COVID-19 pandemic has disrupted business operations for us and our customers, suppliers, vendors and other parties with whom we do business, and such disruptions are expected to continue for an indefinite period of time. The uncertain duration of these measures has had and may continue to have an effect on our development and commercialization efforts.

Although the Company continues to monitor the situation and may adjust the Company’s current policies as more information and public health guidance continues to evolve, the COVID-19 pandemic is ongoing, and its dynamic nature, including uncertainties relating to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak and actions that may be taken by governmental authorities to contain the outbreak or to treat its impact, makes it difficult to assess whether there will be further impact on the development and commercialization of the Company’s technology which could have a material adverse effect on the Company’s results of operations and cash flows.

Fair value of financial instruments

The Company applies Financial Accounting Standards Board (“FASB”) Codification (“ASC”) 820, Fair Value Measurement, which defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. FASB ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of financial instruments and the characteristics specific to them. Financial instruments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

F-10

There are three levels within the hierarchy that may be used to measure fair value:

Level 1 –	A quoted price in an active market for identical assets or liabilities.

Level 2 –

Significant pricing inputs are observable inputs, which are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.

Level 3 –

Significant pricing inputs are unobservable inputs, which are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value measurements level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used should maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described above may produce a fair value calculation that may not be indicative of future net realizable value or reflective of future fair values.

The fair value of cash and accounts payable and accrued liabilities approximate their carrying values due to their short-term maturity.

Government grants

US GAAP for profit-oriented entities does not define government grants; nor is there specific guidance applicable to government grants. Under the Company’s accounting policy for government grants and consistent with non-authoritative guidance, grants are recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate.

Grants that relate to the acquisition of an asset are recognized as a reduction of the cost of the asset and in the statement of operations and comprehensive loss as the asset is depreciated or amortized.

A grant that is compensation for expenses or losses already incurred, or for which there are no future related costs, is recognized in the statement of operations and comprehensive loss in the period in which it becomes receivable.

Low-interest loans or interest-free loans from a government are initially measured at fair value and interest expense is recognized on the loan subsequently under the effective interest method, with the difference recognized as a government grant.

Deferred financing costs and other transaction costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These fees are amortized as a component of interest expense over the terms of the respective financing agreements on a straight-line basis. Unamortized deferred financing fees are expensed in full when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not be successful.

Transaction costs associated with issuing equity are reflected as a reduction of accumulated paid-in-capital.

Foreign currency translations and transactions

The accompanying consolidated financial statements are presented in U.S. dollars, the reporting currency of the Company. Assets and liabilities of subsidiaries that have a functional currency other than that of the Company are translated to U.S. dollars at the exchange rate as at the balance sheet date. Income and expenses are translated at the average exchange rate of the period. The resulting translation adjustments are included in other comprehensive income (loss) (“OCI”). As a result, foreign currency exchange fluctuations may impact operating expenses. The Company currently is not engaged in any currency hedging activities.

F-11

For transactions and balances, monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of the entity at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations and comprehensive loss, except for gains or losses arising from the translation of intercompany balances denominated in foreign currencies that forms part in the net investment in the subsidiary which are included in OCI.

Property, plant and equipment

Property, plant and equipment are recorded at cost, net of accumulated amortization and impairment, and are amortized over their estimated useful lives, unless the useful life is indefinite, using the straight-line method over the following periods:

Building	30 years
Land	Indefinite
Office equipment and furniture	8 years
Machinery and equipment	3-8 years
Building and land improvements	5-10 years

Costs related to repairs and maintenance of property, plant and equipment are expensed in the period in which they are incurred. Upon sale or disposal, the Company writes off the cost of the asset and the related amount of accumulated depreciation. The resulting gain or loss is included in the consolidated statement of operations and comprehensive loss.

Management reviews the carrying values of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group might not be recoverable. Assets are grouped at the lowest level for which identifiable cash flows are largely independent when testing for, and measuring for, impairment. In performing its review of recoverability, the Company estimates the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset or asset group, an impairment loss is recognized in the consolidated statements of operations. Measurement of the impairment loss is based on the excess of the carrying amount of the asset or asset group over the fair value calculated using discounted expected future cash flows.

Research and development expenses

Research and development costs are charged to expense as costs are incurred in performing research and development activities. Research and development expenses relate primarily to process development and design, testing of pre production samples, machinery and equipment expenditures for use in the small-scale production facility in Terrebonne, Québec (the “Terrebonne Facility”), compensation, and consulting and engineering fees.

Assets held for sale

Assets are classified as held for sale when they met the criteria set out in ASC 360-10-45-9 Long-lived assets classified as held for sale:

•	Management, having the authority to approve the action, commits to a plan to sell the asset;
•	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;
•	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;
•	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year;
•	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and
•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

When the criteria are met, the assets are presented at the lesser of fair market value, net of selling costs, and cost in current assets.

F-12

Stock‑based compensation

The Company periodically issues stock options, warrants and restricted stock units to employees and non-employees in non-capital raising transactions for services and financing expenses. The Company accounts for stock options granted to employees based on the authoritative guidance provided by the FASB wherein the fair value of the award is measured on the grant date and recognized as compensation expense on the straight-line basis over the vesting period. When performance conditions exist, the Company recognizes compensation expense when it becomes probable that the performance condition will be met. Forfeitures on share-based payments are accounted for by recognizing forfeitures as they occur.

The Company accounts for stock options and warrants granted to non-employees in accordance with the authoritative guidance of the FASB wherein the fair value of the stock compensation is based upon the measurement date determined as the earlier of the date at which either a) a commitment is reached with the counterparty for performance or b) the counterparty completes its performance.

The Company estimates the fair value of restricted stock unit awards to employees and directors based on the closing market price of its common stock on the date of grant.

The fair value of the stock options granted is estimated using the Black-Scholes-Merton Option Pricing (“Black-Scholes”) model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options, and future dividends. Stock-based compensation expense is recorded based on the value derived from the Black-Scholes model and on actual experience. The assumptions used in the Black-Scholes model could materially affect stock-based compensation expenses recorded in the current and future periods.

Intangible assets

Intangible assets are recorded at cost, net of accumulated amortization and impairment, and are amortized over their estimated useful lives, unless the useful life is indefinite, using the straight-line method over 7 years.

The Company reviews the carrying value of intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of an intangible asset might not be recoverable or a change in the remaining useful life of an intangible asset. If the carrying value of an asset exceeds its undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified. If the carrying value of assets is determined not to be recoverable, the Company records an impairment loss equal to the excess of the carrying value over the fair value of the assets. The Company’s estimate of fair value is based on the best information available, in the absence of quoted market prices. The Company generally calculates fair value as the present value of estimated future cash flows that the Company expects to generate from the asset. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

Income taxes

The Company calculates its provision for income tax on the basis of the tax laws enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income, in accordance with FASB ASC 740, Income Taxes. The Company uses an asset and liability approach for financial accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Net loss per share

The Company computes net loss per share in accordance with FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. The Company includes common stock issuable in its calculation. Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation if their effect is antidilutive.

F-13

For the years ended February 28, 2022 and February 28, 2021, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an antidilutive effect. As at February 28, 2022, the potentially dilutive securities consisted of 1,570,000 outstanding stock options (2021 – 1,587,081), 4,018,567 outstanding restricted stock units (2021 – 4,210,520), and 11,659,418 outstanding warrants (2021 – 4,133,720).

Recently adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”, which removes specific exceptions to the general principles in ASC 740, “Income Taxes,” and clarifies certain aspects of the existing guidance. This update is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption being permitted as of the beginning of an interim or annual reporting period. All amendments to this ASU must be adopted in the same period on a prospective basis, with certain exceptions. The adoption of this accounting guidance did not impact our Consolidated Financial Statements and disclosures.

Recently issued accounting pronouncements not yet adopted

In November 2021, the FASB issued ASU 2021-10, “Disclosures by Business Entities about Government Assistance”. This ASU provided guidance to increase the transparency of government assistance including the disclosure of (1) the types of assistance, (2) an entity’s accounting for the assistance, and (3) the effect of the assistance on an entity’s financial statements. Under the new guidance, an entity is required to provide the following annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy: (1) information about the nature of the transactions and the related accounting policy used to account for the transactions, (2) the line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item and, (3) significant terms and conditions of the transactions, including commitments and contingencies. This update is effective for fiscal years beginning after December 15, 2021. We are currently evaluating this accounting guidance, which may have disclosure impact only.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. We are still evaluating the impact of this accounting guidance on our results of operations and financial position.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform,” which was amended in January 2021 by ASU 2021-01, “Reference Rate Reform - Scope” and provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This update provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate or another reference rate expected to be discontinued because of reference rate reform. This update is effective as of March 12, 2020, through December 31, 2022. We are currently evaluating this accounting guidance and have not elected an adoption date.

3. Sales Tax, Tax Credits and Other Receivables

Sales tax, research and development tax credits and other receivables as at February 28, 2022 and February 28, 2021 were as follows:

	February 28, 2022	February 28, 2021
Sales tax	$1,337,783	$1,155,504
Research and development tax credits	313,599	435,467
Other receivables	64,880	172,864
	$1,716,262	$1,763,835

F-14

The Company is registered for the Canadian federal and provincial goods and services taxes. As such, the Company is obligated to collect from third parties, and is entitled to claim sales taxes paid on its expenses and capital expenditures incurred in Canada.

In addition, Loop Canada Inc. is entitled to receive government assistance in the form of refundable and non-refundable research and development tax credits from the federal and provincial taxation authorities, based on qualifying expenditures incurred during the fiscal year. The refundable credits are from the provincial taxation authorities and are not dependent on its ongoing tax status or tax position and accordingly are not considered part of income taxes. The Company records refundable tax credits as a reduction of research and development expenses when the Company can reasonably estimate the amounts and it is more likely than not, they will be received. During the year ended February 28, 2022, the Company recorded tax credits of $91,960 as a reduction of research and development expenses and received $216,300 from taxation authorities for research and development tax credits, net of fees. During the year ended February 28, 2021, the Company recorded a $115,566 net expense included in research and development expenses due to adjustments made to prior year estimates of refundable tax credits. This adjustment was related to a re-assessment by tax authorities, reducing our research and development tax credits and resulted in the Company repaying $93,249 during the year ended February 28, 2021 for research and development tax credits previously received by the Company from taxation authorities.

The Company is also eligible for non-refundable research and development tax credits from the federal taxation authorities which can be used as a reduction of income tax expense in any given year to the extent the Company has taxable income. The Company has not had taxable income since inception and has not been able to use these non-refundable federal research and development tax credits. During the year ended February 28, 2022, the Company was eligible for non-cash research and development tax credits in the amount of $442,943 (2021 – $272,206). These non-cash tax credits, which have an unlimited carry forward period are not recognized in the Company’s consolidated financial statements. As at February 28, 2022, the carry forward balance of non-cash research and development tax credits was $1,589,580 (2021 - $1,090,691).

We received during the year ended February 28, 2021 a wage subsidy from the Canadian federal government related to a COVID-19 relief program that amounted to $259,273 (2022 - nil), of which $221,603 was recorded against research and development expenses and $37,670 against general and administrative expenses. There were no government grants receivable at February 28, 2022 and 2021.

4. Prepaid Expenses and Deposits

As at February 28, 2022, the Company had $2,801,680 of non-refundable cash deposits on machinery and equipment. $672,713 (2021 – $379,395) of the prepayments are on machinery and equipment that will be used in connection with the research and development activities at the Terrebonne Facility and will be expensed, and classified as research and development expenses in the period the equipment is received. The remainder of the prepayments of $2,128,967 (2021 – nil) are non-refundable cash deposits on long-lead machinery and equipment that will be used in the planned Infinite Loop™ manufacturing facility in Bécancour, Québec.

5. Asset held for sale

On May 27, 2021, we acquired land in Bécancour, Québec for cash of $4.8 million (CDN $5.9 million), for which a portion of the land is the site of our planned Infinite Loop™ manufacturing facility. The excess land has been classified as an asset held for sale, on the basis that management is committed to a plan to dispose of the excess land and believes the sale is probable within one year.

The total purchase cost of the land has been allocated between the portion of land held for sale and the land being used for the Infinite Loop™ manufacturing facility based on surface area.

Description	Balance sheet line item	Cost
Land held for sale	Asset held for sale	$3,389,278
Infinite Loop™ manufacturing facility	Property, plant and equipment, net	1,401,858
		$4,791,136

F-15

6. Property, Plant and Equipment

	As at February 28, 2022
	Cost	Accumulated depreciation, write-down and impairment	Net book value
Building	$1,952,345	$(266,434)	$1,685,911
Land	1,644,084	-	1,644,084
Building and Land Improvements	3,049,892	(858,342)	2,191,550
Office equipment and furniture	298,141	(126,824)	171,317
	$6,944,462	$(1,251,600)	$5,692,862

	As at February 28, 2021
	Cost	Accumulated depreciation, write-down and impairment	Net book value
Building	$1,954,345	(201,589)	1,752,756
Land	241,578	-	241,578
Building and Land Improvements	1,804,872	(474,114)	1,330,758
Machinery and equipment	6,514,252	(6,514,252)	-
Office equipment and furniture	292,946	(104,987)	187,959
	$10,807,993	$(7,294,942)	$3,513,051

Depreciation expense amounted to $478,581 for the year ended February 28, 2022 (2021 - $733,831).

On May 27, 2021, the Company acquired a parcel of land in Bécancour, Québec for $4.8 million (CDN $5.9 million). The Company is using a portion of the property for the construction of a commercial facility to manufacture Loop™ branded PET resin using its Infinite Loop™ technology. The excess land is classified as asset held for sale, as described in Note 5.

During the year ended February 28, 2022, the Company incurred civil construction costs of $1,138,947 for site preparation on the Bécancour land for the planned commercial facility.

During the year ended February 28, 2021, the Company recorded write-down and impairment expenses of $5,043,119, due to the decision to dedicate the Terrebonne Facility to brand activation, initial customer volumes and Infinite Loop™ demonstration, research and development activities, therefore foregoing any alternative future use of its machinery and equipment assets contained within the Terrebonne Facility. As such, the carrying value of the machinery and equipment was written off resulting in an expense of $5,034,606 being recognized in the year ended February 28, 2021. With the decision to dedicate the Terrebonne Facility to research and development activities, future costs associated with operating and maintaining the Terrebonne Facility are in the scope of ASC 730, Research and Development Costs, and are recognized as a research and development expense in the consolidated statements of operations and comprehensive loss in the period they are incurred.

7. Intangible Assets

	As at February 28,	As at February 28,
	2022	2021

Patents, at cost – beginning of year	$859,048	$225,174
Patents, accumulated depreciation – beginning of year	(64,154)	(22,310)
Patents, net – beginning of year	794,894	202,864

Additions in the year – patents	294,955	623,811
Amortization of patents	(76,214)	(41,844)
Foreign exchange effect	166	10,063
Patents, net – end of year	$1,013,801	$794,894

During the year ending February 28, 2022, the Company continued to develop its next Generation II (“GEN II”) technology and filed various patents in jurisdictions around the world. On April 9, 2019, the first GEN II U.S. patent was issued.

F-16

The GEN II technology portfolio currently consists of four patent families for which the company has four issued U.S. patents, one allowed U.S. application and three pending U.S. applications. Internationally, the Company also has issued patents in Algeria, Bangladesh for certain aspects of the technology and pending applications in Canada, China, the Eurasian Patent Organization, Europe, the Gulf Cooperation Council, India, Japan, Mexico, Singapore, South Korea, and various other countries. All patents and patent applications, if granted are expected to expire between 2037 and 2040, not including any patent term extension.

Amortization expense is recorded as an operating expense in the consolidated statements of operations and comprehensive loss and amounted to $76,214 for the year ended February 28, 2022 (2021 - $41,844).

8. Financial Instruments and Management of Financial Risk

Carrying values and fair values

The following table presents the fair value of the Company’s financial liabilities at February 28, 2022 and February 28, 2021:

	Fair Value as at February 28, 2022
	Carrying Amount	Fair Value	Level in the hierarchy
Financial liabilities measured at amortized cost:
Long-term debt	$3,378,403	$3,392,600	Level 2

	Fair Value at February 28, 2021
	Carrying Amount	Fair Value	Level in the hierarchy
Financial liabilities measured at amortized cost:
Long-term debt	$2,454,123	$2,464,540	Level 2

F-17

The fair value of cash, sales tax, tax credits and other receivables, and accounts payable and accrued liabilities approximate their carrying values due to their short-term maturity.

Currency Risk

We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations. We operate mainly through two entities, Loop Industries, Inc., which is a Nevada corporation and has a U.S. dollar functional currency, and our wholly-owned subsidiary, Loop Canada Inc. (“Loop Canada”), which is based in Terrebonne, Québec, Canada and has a Canadian dollar functional currency. Our reporting currency is the U.S. dollar.

We mainly finance our operations through the sale and issuance of shares of common stock of Loop Industries, Inc. in U.S. dollars while our operations are concentrated in our wholly-owned subsidiary, Loop Canada. Additionally, we are planning a commercial development project in Bécancour, Québec which is expected to involve the purchase of various equipment primarily in Canadian dollars and U.S. dollars. Accordingly, we are exposed to foreign exchange risk as we maintain bank accounts in U.S. dollars and a significant portion of our operational costs (including payroll, site costs, costs of locally sourced supplies and income taxes) are denominated in Canadian dollars.

Significant fluctuations in U.S. dollar to Canadian dollar exchange rates could materially affect our result of operations, cash position and funding requirements. To the extent that fluctuations in currency exchange rates cause our results of operations to differ materially from our expectations or the expectations of our investors, the trading price of our common stock could be adversely affected.

From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. As part of our risk management program, we may enter into foreign exchange forward contracts to lock in the exchange rates for future foreign currency transactions, which is intended to reduce the variability of our operating costs and future cash flows denominated in currencies that differ from our functional currencies. We do not enter into these contracts for trading purposes or speculation, and our management believes all such contracts are entered into as hedges of underlying transactions. Nonetheless, these instruments involve costs and have risks of their own in the form of transaction costs, credit requirements and counterparty risk. If our hedging program is not successful, or if we change our hedging activities in the future, we may experience significant unexpected expenses from fluctuations in exchange rates. Any hedging technique we implement may fail to be effective. If our hedging activities are not effective, changes in currency exchange rates may have a more significant impact on the trading price of our common stock.

F-18

9. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as at February 28, 2022 and February 28, 2021 were as follows:

	February 28, 2022	February 28, 2021
Trade accounts payable	$4,397,499	$5,082,736
Accrued loss contingency for legal settlement (Note 22)	2,519,220	-
Accrued employee compensation	1,254,685	970,154
Accrued engineering fees	774,423	535,359
Accrued professional fees	526,685	1,270,628
Other accrued liabilities	374,303	265,988
	$9,846,815	$8,124,865

10. Joint Venture

On September 15, 2018, the Company, through its wholly-owned subsidiary Loop Innovations, LLC, a Delaware limited liability company, entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Indorama Ventures Holdings LP, USA, an indirect subsidiary of Indorama Ventures Public Company Limited, to manufacture and commercialize sustainable polyester resin. Each company has a 50/50 equity interest in Indorama Loop Technologies, LLC (“ILT”), which was specifically formed to operate and execute the joint venture.

Under the Joint Venture Agreement, Indorama Ventures is contributing manufacturing knowledge and Loop is required to contribute its proprietary technology. Specifically, the Company contributed an exclusive worldwide royalty-free license to ILT to use its proprietary technology to produce 100% sustainably produced PET resin and polyester fiber.

ILT meets the accounting definition of a joint venture where neither party has control of the joint venture entity and both parties have joint control over the decision-making process in ILT. As such, the Company uses the equity method of accounting to account for its share of the investment in ILT. There were no operations in ILT from the date of inception of September 24, 2018 to February 28, 2022. During the year ended February 28, 2022, we made no contributions to ILT (2021 – $650,000). These contributions to ILT, which have been matched by Indorama Ventures, were used to fund engineering design costs which were capitalized in ILT.

In the years ended February 28, 2021 and 2022, the Company achieved significant advancements in its engineering design independently from that which was accomplished in ILT. Due to these advancements, during the fourth quarter of fiscal 2022, the Company assessed that the value of the engineering design costs capitalized in ILT were obsolete and no longer recoverable. Therefore, the Company recorded a loss of $1,119,078 on its investment in ILT during the year ended February 28, 2022, representing the Company’s 50% portion of the impairment of engineering design costs capitalized in ILT. As at February 28, 2022, the carrying value of the equity investment was $380,922 (2021 – $1,500,000), which represents 50% of the cash balance in ILT.

To conform with the terms of the SK strategic partnership described in Note 13, on June 18, 2021, the Company, Loop Innovations, LLC, a wholly-owned subsidiary of the Company (“Loop Innovations”), Indorama Ventures Holdings LP (“Indorama”) and Indorama Loop Technologies, LLC (the “Indorama Joint Venture Company”) amended (i) the Limited Liability Company Agreement between Loop Innovations, LLC and Indorama Ventures Holdings LP (the “LLC Agreement”), (ii) the Marketing Agreement between the Company and Indorama Loop Technologies, LLC (the “Marketing Agreement”) and (iii) the License Agreement between the Company and the Indorama Joint Venture Company (the “License Agreement”), each dated September 24, 2018 (collectively such amendments, the “Indorama Joint Venture Amendments”).

Under the Indorama Joint Venture Amendments, the Company, Indorama and the Indorama Joint Venture Company agreed to:

•	terminate Indorama’s right of first refusal under the LLC Agreement over any facility to produce products utilizing any waste-to-resin technology applying the PET depolymerization process of the Company;
•	amend the non-compete obligations under the LLC Agreement to solely apply to the Company;
•	limit the scope of the Company’s grant of intellectual property rights and the scope of the exclusivity rights of the Indorama Joint Venture Company for the retrofit of existing facilities under the License Agreement to North America and Europe; and
•	limit the scope of the Indorama Joint Venture Company’s permitted marketing rights under the Marketing Agreement to North America and Europe.

Although the Company remains committed to the project, the joint venture made a decision in July 2020 that due to the COVID-19 situation it would delay work. Since then, no expenditures have been incurred by the joint venture.

F-19

11. Long-Term Debt

	February 28, 2022	February 28, 2021
Investissement Québec financing facility:
Principal amount	$3,622,618	$1,741,612
Unamortized discount	(352,038)	(268,192)
Accrued interest	107,823	42,588
Total Investissement Québec financing facility	3,378,403	1,516,008
Term loan
Principal amount	-	938,116
Less: current portion	-	(938,116)
Total term loan, net of current portion	-	-
Long-term debt, net of current portion	$3,378,403	$1,516,008

Investissement Québec financing facility

On February 21, 2020, the Company received $1,739,828 (CDN$2,209,234) from Investissement Québec as the first disbursement of our financing facility, out of a maximum of $3,622,618 (CDN$4,600,000) (the “Financing Facility”). The loan bears interest at 2.36% and there is a 36-month moratorium on both capital and interest repayments starting on the date of the first disbursement, after which capital and interest is repayable in 84 monthly installments. The Company established the fair value of the loan for the first disbursement at $1,354,408 based on a discount rate of 5.45%, which reflected a debt discount of $290,714. The discount rate used was based on the external financing from a Canadian bank. The Company, under the loan agreement, was required to pay fees representing 1% of the loan amount, $36,226 (CDN$46,000) to Investissment Québec which we deferred and recorded as a reduction of the Financing Facility. Debt discount and deferred financing expenses are amortized to “Interest and other financial expenses” in our Consolidated Statements of Operations and Comprehensive Loss.

On August 26, 2021, the Company received $1,882,789 (CDN$2,390,766) from Investissement Québec as the second disbursement of the Financing Facility, the balance of the total amount available under the Financing Facility. The second disbursement bears the same interest rate and repayment terms as the first disbursement. The Company established the fair value of the loan for the first disbursement at $1,750,395 based on a discount rate of 3.95%, which reflected a debt discount of $139,390. The discount rate used was based on the external financing from a Canadian bank. There were no fees associated with the second disbursement. Debt discount and deferred financing expenses are amortized to “Interest and other financial expenses” in our Consolidated Statements of Operations and Comprehensive Loss.

The Company recorded interest expense on the Investissement Québec loan for the year ended February 28, 2022 in the amount of $65,908 respectively (2021 – $39,599) and an accretion expense of $55,332 (2021 – $36,847).

The Company also agreed to issue to Investissement Québec warrants to purchase shares of common stock of the Company in an amount equal to 10% of each disbursement up to a maximum aggregate amount of $362,262 (CDN$460,000). The exercise price of the warrants is equal to the higher of (i) $11.00 per share and (ii) the ten-day weighted average closing price of Loop shares of common stock on the Nasdaq stock market for the 10 days prior to the issue of the warrants. The warrants can be exercised immediately upon grant and have a term of three years from the date of issuance. The loan can be repaid at any time by the Company without penalty. In connection with the first disbursement of the Financing Facility, the Company issued a warrant (“First Disbursement Warrant”) to acquire 15,153 shares of common stock at a strike price of $11.00 per share to Investissement Québec. The Company determined the fair value of the warrants using the Black-Scholes pricing formula. The fair value of the First Disbursement Warrant was determined to be $77,954 and is included in “Additional paid-in capital – Warrants” in our Condensed Consolidated Balance Sheets. In connection with the second disbursement of the Financing Facility, the Company issued a warrant (“Second Disbursement Warrant”) to acquire 17,180 shares of common stock at a strike price of $11.00 per share to Investissement Québec. The Company determined the fair value of the warrants using the Black-Scholes pricing formula. The fair value of the First Disbursement Warrant was determined to be $69,323 and is included in “Additional paid-in capital – Warrants” in our Condensed Consolidated Balance Sheets. The First and Second Disbursement Warrants remain outstanding as at February 28, 2022.

Term Loan

On January 24, 2018, the Company obtained a $1,102,536 (CDN$1,400,000) 20-year term instalment loan (the “Loan”), from a Canadian bank. The Loan bore interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan was repayable in monthly payments of $4,594 (CDN$5,833) plus interest. In January 2022, the Company repaid the remaining balance of the Loan in full. During the year ended February 28, 2022, we repaid $937,156 (2021 – $50,585) on the principal balance of the Loan and interest paid amounted to $32,791 (2021 – $38,157).

F-20

Principal repayments due on the Company’s indebtedness over the next five years are as follows:

Years ending	Amount
February 28, 2023	$-
February 29, 2024	517,508
February 28, 2025	517,508
February 29, 2026	517,508
February 28, 2027	517,508
Thereafter	1,552,586
Total	$3,622,618

12. Related Party Transactions

Employment Agreement

On June 29, 2015, the Company entered into an employment agreement with Mr. Daniel Solomita, the Company’s President and Chief Executive Officer (“CEO”). The employment agreement is for an indefinite term.

On July 13, 2018, the Company and Mr. Solomita entered into an amendment and restatement of the employment agreement which provided for a long-term incentive grant of 4,000,000 shares of the Company’s common stock, in tranches of one million shares each, upon the achievement of four performance milestones. This was modified to provide a grant of 4,000,000 restricted stock units covering 4,000,000 shares of the Company’s common stock while the performance milestones remained the same. The grant of the restricted stock units became effective upon approval by the Company’s shareholders at the Company’s 2019 annual meeting, of an increase in the number of shares available for grant under the Plan. Such approval was granted by the Company’s shareholders at the Company’s 2019 annual meeting. The restricted stock units vest upon the achievement of applicable performance milestones, as follows:

i)	1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s securities are listed on an exchange or the OTCQX tier of the OTC Markets;

ii)	1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company executes a contract for a minimum quantity of 25,000 M/T of DMT/MEG or a PET;

iii)	1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s first full-scale production facility is in commercial operation; and

iv)	1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s second full-scale production facility is in commercial operation.

During the year ended February 28, 2017, it became probable that the first milestone would be met. Accordingly, 1,000,000 performance incentive shares of common stock with a fair value of $800,000 were earned and issuable to Mr. Solomita. This amount was reflected as stock-based compensation expense during the year ended February 28, 2017 based on the grant date fair value. The 1,000,000 performance incentive shares of common stock were replaced by vested restricted stock units, of which 200,000 were settled in October 2019, 2020 and 2021, each.

On April 30, 2020, the Company and Mr. Solomita entered into an amendment of Mr. Solomita’s employment agreement. The amendment clarified the milestones consistent with the shift in the Company’s business from the production of terephthalate to the production of dimethyl terephthalate, another proven monomer of PET plastic that is simpler to purify.

As at February 28, 2022, 3,400,000 (2021 – 3,600,000) of Mr. Solomita’s RSUs were outstanding of which 400,000 were vested (2021 – 600,000). The vested units are settled annually in tranches of 200,000 units. The unvested 3,000,000 RSUs would be forfeited if Mr. Solomita left the Company, except in the case of termination without cause or resignation for good reason, in which case he would receive 50% of the unvested RSUs at the time of termination, or 100% in the case of termination without cause or resignation for good reason within 24 months after a change in control. During the years ended February 28, 2022 and February 28, 2021, no outstanding milestones were probable of being met and, accordingly, the Company did not record any additional stock-based compensation expense. When a milestone becomes probable, the corresponding expense will be valued based on the grant date fair value on April 30, 2020, the date of the last modification of Mr. Solomita’s employment agreement. The closing price of the Company’s common stock on the Nasdaq on April 30, 2020 was $7.74 per share.

F-21

13. Stockholders’ Equity

Series A Preferred Stock

Mr. Solomita’s amended employment agreement of February 15, 2016 provides that the Company shall issue to Mr. Solomita one share of the Company’s Series A Preferred Stock in exchange for Mr. Solomita agreeing not to terminate his employment with the Company for a period of five years from the date of the agreement. The agreement effectively provides Mr. Solomita with a “change of control” provision over the Company in the event that his ownership of the issued and outstanding shares of common stock of the Company is diluted to less than a majority. In order to issue Mr. Solomita his one share of Series A Preferred Stock under the amendment, the Company created a “blank check” preferred stock. Subsequently, the board of directors of the Company approved a Certificate of Designation creating the Series A Preferred Stock. Subsequently, the Company issued one share of Series A Preferred Stock to Mr. Solomita.

The one share of Series A Preferred Stock issued to Mr. Solomita holds a majority of the total voting power so long as Mr. Solomita holds not less than 7.5% of the issued and outstanding shares of common stock of the Company, assuring Mr. Solomita of control of the Company in the event that his ownership of the issued and outstanding shares of common stock of the Company is diluted to a level below a majority. Currently, Mr. Solomita’s ownership of 19,210,000 shares of common stock and 1 share of Series A Preferred Stock provides him with 75.8% of the voting control of the Company.

Additionally, the one share of Series A Preferred Stock issued to Mr. Solomita contains protective provisions, which precludes the Company from taking certain actions without Mr. Solomita’s (or that of any person to whom the one share of Series A Preferred Stock is transferred) approval. More specifically, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a)	amend the Articles of Incorporation or, unless approved by the Board of Directors, including by the Series A Director, amend the Company’s By-laws;

(b)	change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(c)

reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d)	authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Company;

(e)

increase or decrease the size of the Board of Directors as provided in the By-laws of the Company or remove the Series A Director (unless approved by the Board of Directors, including the Series A Director);

(f)	declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series A Director);

(g)

redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

(h)

create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

F-22

(i)	replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors, including the Series A Director);

(j)	transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series A Director);

(k)

issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock (unless approved by the Board of Directors, including the Series A Director);

(l)	modify or change the nature of the Company’s business;

(m)

acquire, or cause a Subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series A Director); or

(n)

sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series A Director).

Common Stock

For the year ended February 28, 2022	Number of shares	Amount
Balance, February 28, 2021	42,413,691	$4,242
Issuance of shares upon settlement of restricted stock units	231,660	24
Issuance of shares for cash	4,714,813	471
Issuance of shares upon exercise of warrants	11,666	1
Issuance of shares upon exercise of options	16,226	2
Balance, February 28, 2022	47,388,056	$4,740

For the year ended February 28, 2021	Number of shares	Amount
Balance, February 29, 2020	39,910,774	$3,992
Issuance of shares for cash	2,087,000	209
Issuance of shares upon the exercise of warrants	190,529	19
Issuance of shares upon settlement of restricted stock units	225,388	22
Balance, February 28, 2021	42,413,691	$4,242

During the year ended February 28, 2022, the Company recorded the following common stock transactions:

(i)	The Company issued 231,660 shares of the common stock to settle restricted stock units that vested in the period.
(ii)	The Company issued 4,714,813 shares of its common stock, with warrants, at an aggregate offering price of $12.00 per share for total gross proceeds of $56,577,756 and net proceeds of $56,049,167.
(iii)	The Company issued 11,666 shares of its common stock upon the exercise of a warrant.
(iv)	The Company issued 16,226 shares of its common stock upon the exercise of stock options.

During the year ended February 28, 2021, the Company recorded the following common stock transactions:

(i)

On September 23, 2020 and October 1, 2020, the Company sold 1,880,000 and 207,000 shares, respectively of its common stock at an offering price of $12.75 per share in a registered direct offering, for total gross proceeds of $26,609,250.

(ii)	The company issued 190,529 shares of its common stock upon the exercise of warrants.
(iii)	On October 15, 2020, the Company issued 200,000 shares of common stock to settle restricted stock units related to the President and Chief Executive Officer.
(iv)	The Company issued 25,388 shares of its common stock to settle restricted stock units that vested in the period.

F-23

On June 22, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) by and between the Company and SK geo centric, Ltd, an accredited investor (the “Purchaser”). Pursuant to the Purchase Agreement, the Company sold to the Purchaser the following securities on July 29, 2021 for an aggregate purchase price of $56.5 million (collectively, the “SKGC Investment”):

•	an aggregate of 4,714,813 shares (the “Shares”) of the Company’s common stock (the “Common Stock”);
•	warrants to purchase 4,714,813 shares of Common Stock for an exercise price of $15.00 (the “First Tranche Warrants”), with an expiration date of the third anniversary of the issue date;
•

warrants to purchase 2,357,407 shares of Common Stock for an exercise price of $20.00 (the “Second Tranche Warrants”), with an expiration date of the earlier of (A) the date that is the third anniversary of the start of construction of the JV’s first facility, (B) 18 months after the date both parties have approved the basic design package to be used for the JV facilities, provided that the agreements to form the JV have not been executed by that date, and (C) the third anniversary of the date that both parties approved the basic design package to be used for the JV facilities, provided that the start of construction of the JV’s first facility has not occurred as of such date; and

•	warrants to purchase 461,298 shares of Common Stock for an exercise price of $11.00, with an expiration date of June 14, 2022 (the “Third Tranche Warrants,” and together with First Tranche Warrants and the Second Tranche Warrants, the “Warrants”).

The Purchaser may exercise the First Tranche Warrant at any time beginning on January 29, 2022 and the Second Tranche Warrant at any time on or after the later to occur of (i) January 29, 2022 and (ii) the first business day following the First Plant Milestone (as defined in the Second Tranche Warrant) prior to its expiration date. The Purchaser may exercise the Third Tranche Warrant at any time prior to June 14, 2022. Please see Note 18 for further details related to outstanding warrants.

The table below summarizes the allocation of the aggregate purchase price, net of issuance costs, based on the relative fair-value of the components at the grant date:

Common stock	$34,622,854
First Tranche Warrants	13,158,981
Second Tranche Warrants	7,167,195
Third Tranche Warrants	1,135,274
$56,084,304

The fair value of the warrants was determined using the Black-Scholes model. The principal components of the pricing model were as follows:

	First Tranche Warrants	Second Tranche Warrants	Third Tranche Warrants
Exercise price	$15	$20	$11
Risk-free interest rate	0.37%	0.60%	0.07%
Expected dividend yield	0%	0%	0%
Expected volatility	78.08%	74.35%	93.34%
Expected life	2.5 years	4.09 years	0.88 years

After the closing of the SKGC Investment, the Purchaser owns approximately 10.0% of the issued and outstanding Common Stock as of that date.

14. Research and Development Expenses

Research and development expenses for the years ended February 28, 2022 and February 28, 2021 were as follows:

	February 28, 2022	February 28, 2021
Machinery and equipment expenditures	$9,549,802	$6,149,075
Employee compensation	7,259,640	4,457,125
External engineering	7,307,363	5,655,997
Plant and laboratory operating expenses	2,649,133	1,852,615
Other	970,487	572,202
	$27,736,425	$18,687,014

F-24

15. General and Administrative Expenses

General and administrative expenses for the years ended February 28, 2022 and February 28, 2021 were as follows:

	February 28, 2022	February 28, 2021
Professional fees	$4,247,859	$4,613,717
Employee compensation(1)	3,298,610	4,389,219
Insurance	4,267,927	2,072,647
Other	978,043	464,757
	$12,792,439	$11,540,340

(1)

Includes stock-based compensation expense. In the year ended February 28, 2022, the Company accounted for RSU forfeitures for an amount of $935,837 (2021 – $4,005), which was recorded as a reversal of stock-based compensation expense.

16. Share-Based Payments

Stock Options

The following tables summarizes the continuity of the Company’s stock options during the years ended February 28, 2022 and February 28, 2021:

	2022		2021
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
Outstanding, beginning of year	1,587,081	$6.81	1,587,081	$6.81
Granted	-	-	-	-
Exercised	(17,081)	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding, end of year	1,570,000	$6.87	1,587,081	$6.81
Exercisable, end of year	1,311,667	$7.57	1,181,248	$7.19

	2022		2021
Exercise price	Number of stock options outstanding	Weighted average remaining life (years)	Number of stock options outstanding	Weighted average remaining life (years)
$0.80	490,000	3.75	507,081	4.75
$5.25	380,000	5.49	380,000	6.49
$12.00	700,000	5.54	700,000	6.54
Outstanding, end of year	1,570,000	4.97	1,587,081	5.96
Exercisable, end of year	1,311,667	5.13	1,181,248	6.06

The Company applies the fair value method of accounting for stock-based compensation awards granted. Fair value is calculated based on a Black-Scholes option pricing model. There were no new issuances of stock options for the years ended February 28, 2022 and February 28, 2021.

During the year ended February 28, 2022, stock-based compensation expense attributable to stock options amounted to $1,513,211 (2021 – $2,212,078).

Restricted Stock Units

The following table summarizes the continuity of the restricted stock units (“RSUs”) during the years February 28, 2022 and February 28, 2021:

	2022		2021
	Number of units	Weighted average fair value price	Number of units	Weighted average fair value price
Outstanding, beginning of year	4,210,520	$1.98	4,218,802	$1.60
Granted	353,219	10.15	239,611	9.74
Settled	(231,660)	1.90	(225,388)	1.80
Forfeited	(313,512)	7.97	(22,505)	12.27
Outstanding, end of year	4,018,567	$7.42	4,210,520	$1.98
Outstanding vested, end of year	537,966	$3.28	691,327	$2.07

F-25

The Company applies the fair value method of accounting for awards granted through the issuance of restricted stock units. Fair value is calculated based on closing share price at grant date multiplied by the number of restricted stock unit awards granted.

During the year ended February 28, 2022, stock-based compensation attributable to RSUs amounted to $549,155 (2021 - $1,378,106). During the year ended February 28, 2022, the Company recorded a reversal of expenses for forfeitures for a total of $963,022 (2021 – $4,005).

Stock-Based Compensation Expense

During the years ended February 28, 2022 and February 28, 2021, stock-based compensation included in research and development expenses amounted to $1,536,734 and $1,417,004 respectively, and in general and administrative expenses amounted to $525,632 and $2,257,622 respectively.

17. Equity Incentive Plan

On July 6, 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). The Plan permits the granting of warrants, stock options, stock appreciation rights and restricted stock units to employees, directors and consultants of the Company. A total of 3,000,000 shares of common stock were initially reserved for issuance under the Plan at July 6, 2017, with annual automatic share reserve increases, as defined in the Plan, amounting to the lessor of (i) 1,500,000 shares, (ii) 5% of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) or such number of shares determined by the Administrator of the Plan, effective March 1, 2018. On March 1, 2021 and 2020, the Board of Directors opted to waive the annual share reserve increase. The Plan is administered by the Board of Directors who designates eligible participants to be included under the Plan, the number of awards granted, the share price pursuant to the awards and the vesting conditions and period. The awards, when granted, will have an exercise price of no less than the estimated fair value of shares at the date of grant and a life not exceeding 10 years from the grant date. However, where a participant, at the time of the grant, owns stock representing more than 10% of the voting power of the Company, the life of the options shall not exceed 5 years.

The following table summarizes the continuity of the Company’s Equity Incentive Plan units during the years ended February 28, 2022 and February 28, 2021:

	2022	2021
	Number of units	Number of units
Outstanding, beginning of year	1,083,412	1,300,518
Share reserve increase	-	-
Units granted	(353,219)	(239,611)
Units forfeited	313,512	22,505
Units expired	-	-
Outstanding, end of year	1,043,705	1,083,412

18. Warrants

The following table summarizes the continuity of warrants during the years February 28, 2022 and February 28, 2021:

	2022		2021
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Outstanding, beginning of year	4,133,720	$10.99	5,059,331	$10.89
Issued	7,550,698	16.31	25,000	9.43
Exercised	(25,000)	9.43	(190,529)	8.68
Expired	-	-	(760,082)	10.83
Outstanding, end of year	11,659,418	$14.44	4,133,720	$10.99

F-26

The expiration dates of the warrants outstanding as at February 28, 2022 are as follows:

	2022
	Number of warrants	Weighted average exercise price
June 14, 2022	4,554,865	$11.00
February 21, 2023	15,153	11.00
July 29, 2024	4,714,813	15.00
(1)	2,357,407	20.00
February 21, 2023	17,180	11.00
Outstanding, end of year	11,659,418	$14.44

(1)

Warrant granted to SK geo centric, Ltd. in the transaction described in Note 13:

Expiration date is the earlier of (A) the date that is the third anniversary of the start of construction of the JV’s first facility, (B) 18 months after the date both parties have approved the basic design package to be used for the JV facilities, provided that the agreements to form the JV have not been executed by that date, and (C) the third anniversary of the date that both parties approved the basic design package to be used for the JV facilities, provided that the start of construction of the JV’s first facility has not occurred as of such date.

19. Interest and Other Finance Costs

Interest and other finance costs for the years ended February 28, 2022 and February 28, 2021 are as follows:

	2022	2021
Interest on long-term debt	$98,700	$77,756
Accretion expense	55,332	36,847
Other	287	(32,607)
	$154,319	$81,996

20. Income Taxes

The components of the Company’s loss before taxes are summarized below:

	February 28, 2022	February 28, 2021
U.S. operations	$(12,690,909)	$(7,126,988)
Foreign operations	(32,230,047)	(29,217,935)
Loss before taxes	$(44,920,956)	$(36,344,923)

A reconciliation from the statutory U.S. income tax rate and the Company’s effective income tax rate, as computed on loss before taxes, is as follows:

	February 28, 2022	February 28, 2021
Statutory Federal rate	21%	21%

Federal income tax at statutory rate	$(9,433,405)	$(7,632,436)
Effect of foreign jurisdiction	(1,803,016)	(1,433,653)
Non-deductible expenses	329,054	695,941
Tax credits related to research and development expenditures	(76,327)	(302,703)
Unrecognized tax benefit of net operating losses and other available deductions	10,983,694	8,672,851
Effective income tax expense	$-	$-

Current	$-	$-
Deferred	$-	$-

F-27

On March 27, 2020, the US government signed the Coronavirus Aid, Relief and Economic Security (“CARES”) Act into law, a relief package to provide support to individuals, businesses and government organizations during the COVID-19 pandemic. The income tax provisions contained in the CARES Act are not likely to have an impact for the Company.

The Company has net operating loss carry forwards of approximately $30,316,049 (2021 – $22,043,030) for U.S. Federal income tax purposes expiring between 2035 and 2038, post 2018 net operating losses may be carried forward indefinitely. The Company has net operating loss carry forwards for Canadian Federal and Québec tax purposes of approximately $59,310,541 (CDN$74,288,683), 2021 – $34,715,320 (CDN$43,953,067), and $61,353,534 (CDN$76,847,608), 2021 – $35,224,105 (CDN$44,597,239), respectively, expiring between 2037 and 2042. Realization of future tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, the net future tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $11,241,297 and $8,860,563, respectively, for the years ended February 28, 2022 and February 28, 2021. The Company has provided a full valuation allowance on the deferred tax assets as a result of the uncertainty regarding the probability of its realization.

The Company has approximately $5,998,338 (CDN$7,616,689), 2021 - $3,678,832 (CDN$4,657,769), of research and development expenditures for Canadian Federal and Québec provincial purposes that are available to reduce taxable income in future years and have an unlimited carry forward period, the benefit of which has not been reflected in these financial statements. Research and development expenditures are subject to audit by the taxation authorities and accordingly, these amounts may vary.

The tax effect of temporary differences between US GAAP accounting and federal income tax accounting creating deferred income tax assets and liabilities were as follows:

	As at
	February 28, 2022	February 28, 2021
Deferred tax assets
Canada net operating loss carry forward	$15,735,374	$9,258,070
U.S. net operating loss carry forward	6,366,370	4,629,036
Accrual and reserves	938,918	335,742
Intangibles	175,077	123,711
Property, plant and equipment	3,599,781	2,482,633
Research and development expenditures and credits	2,711,560	1,778,078
Basis in partnership	235,006	-
Other	698	698
Deferred tax assets	29,762,784	18,607,968
Deferred tax liabilities
Property, plant and equipment	-	-
Intangibles	(267,813)	(211,049)
Accrual and reserves		(64,112)
Research and Development and Investment tax credits	-	-
Unrealized foreign exchange	-	-
Other	(165,778)	(244,911)
Deferred tax liabilities	(433,591)	(520,072)

Deferred tax assets, net	29,329,193	18,087,896
Valuation allowance	(29,329,193)	(18,087,896)
Deferred tax assets, net	$-	$-

F-28

Assessment of the amount of value assigned to the Company’s deferred tax assets under the applicable accounting rules is judgmental. The Company is required to consider all available positive and negative evidence in evaluating the likelihood that the Company will be able to realize the benefit of its deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is an element of judgment involved. Realization of the Company’s deferred tax assets is dependent on generating sufficient taxable income in future periods. Management does not believe that it is more likely than not that future taxable income will be sufficient to allow it to recover substantially all of the value assigned to its deferred tax assets. Accordingly, the Company has provided for a valuation allowance of the Company’s deferred tax asset.

The tax years subject to examination by major tax jurisdiction include the years ended February 28, 2018 and forward by the U.S. Internal Revenue Service and most state jurisdictions, and the years ended February 29, 2018 and forward for the Canadian jurisdiction.

21. Commitments and Contingencies

Agreement to purchase of machinery and equipment

In December 2021, the Company entered into an agreement for the purchase of long lead machinery and equipment in connection with the construction of our Infinite Loop™ manufacturing facility in Bécancour, Québec for up to $8,546,000 over the next 9 months, subject to various terms and conditions. Pursuant to the agreement, the Company has paid a cash deposit of $2,136,500.

Contingencies

On October 13, 2020, the Company and certain of its officers were named as defendants in a proposed class-action lawsuit filed in the United States District Court for the Southern District of New York, captioned Olivier Tremblay, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti, Case No. 7:20-cv-0838-NSR (“Tremblay Class Action”). The complaint alleges that the defendants violated Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 by allegedly making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company’s business, operations, and prospects, which caused the Company’s securities to trade at artificially inflated prices. The complaint seeks unspecified damages on behalf of a class of purchasers of Loop’s securities between September 24, 2018 and October 12, 2020.

On October 28, 2020, the Company and certain of its officers were named as defendants in a second proposed class-action lawsuit filed in the United States District Court for the Southern District of New York, captioned Michelle Bazzini, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti, Case No. 7:20-cv-09031-NSR. The complaint allegations are similar in nature to those in the Tremblay Class Action.

On January 4, 2021, the United States District Court for the Southern District of New York consolidated the two proposed class-action lawsuits as In re Loop Industries, Inc. Securities Litigation, Master File No. 7:20-cv-08538-NSR. Sakari Johansson and John Jay Cappa were appointed as Co-Lead Plaintiffs and Glancy Prongay & Murray LLP and Pomerantz LLP were appointed as Co-Lead Counsel for the class.

Plaintiffs served a consolidated amended complaint on February 18, 2021, which alleges that the defendants violated Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 by allegedly making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company’s business, operations, and prospects, which caused the Company’s securities to trade at artificially inflated prices. The consolidated amended complaint relies on the October 13, 2020 report published by a third party regarding the Company to support their allegations. Defendants served a motion to dismiss the consolidated amended complaint on April 27, 2021. Plaintiffs’ opposition to the motion to dismiss was served on May 27, 2021 and Defendants’ reply in support of the motion to dismiss was served on June 11, 2021.

As discussed in Note 22, On March 1, 2022, the Company and the current and former officer defendants entered into an agreement for the settlement of the consolidated class action lawsuit, and recorded a contingency loss of $2,519,220 in the year ended February 28, 2022.

On October 13, 2020, the Company, Loop Canada Inc. and certain of their officers and directors were named as defendants in a proposed securities class action filed in the Superior Court of Québec (District of Terrebonne, Province of Québec, Canada), in file no. 700-06-000012-205. The Application for authorization of a class action and for authorization to bring an action pursuant to section 225.4 of the Québec Securities Act (“the Application”) was filed by an individual shareholder on behalf of himself and a class of buyers who purchased our securities during the “Class Period” (not defined). Plaintiff alleges that throughout the Class Period, the defendants allegedly made false and/or misleading statements and allegedly failed to disclose material adverse facts concerning the Company’s technology, business model, operations and prospects, thus causing the Company’s stock price to be artificially inflated and thereby causing plaintiff to suffer damages. Plaintiff seeks unspecified damages stemming from losses he claims to have suffered as a result of the foregoing. On December 13, 2020, the Application was amended in order to add allegations regarding specific misrepresentations. The authorization hearing was held on February 24, 2022 and the matter is currently under advisement.

Management believes that this case lacks merit and intends to defend it vigorously. No amounts have been provided for in the consolidated financial statements with respect to this claim. Management has not yet determined what effect this lawsuit may have on its financial position or results of operations as it is still in the preliminary stages.

22. Subsequent Events

On March 1, 2022, the Company and the current and former officer defendants entered into an agreement for the settlement of the Tremblay Class Action described in Note 21 above, and, on March 4, 2022, advised the Court of the agreement to settle. The agreement, which is subject to certain conditions, including court approval, requires the Company to pay $3.1 million to the plaintiff class. The Company’s total cash contribution to the settlement and outstanding legal fees related to the lawsuit, combined, will be approximately $2.52 million. The remainder of the settlement will be paid by the Company’s D&O insurance carriers. As a result, the Company recorded a contingency loss of $2,519,220 which was included in accounts payable and accrued liabilities at February 28, 2022.

The settlement agreement does not constitute an admission, concession, or finding of any fault, liability, or wrongdoing by the Company or any defendant.

F-29